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                                                                      EXHIBIT 16


February 9, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: SmartSources.Com (formerly Innovest Capital Sources Corporation, Telco Communications, Inc. and Cody Capital Corporation)

To whom it may concern:

We were previously the principal accountant for SmartSources.Com (formerly Innovest Capital Sources Corporation, Telco Communications, Inc. and Cody Capital Corporation) and, under the date of April 10,1998, we reported on the financial statements of Innovest Capital Sources Corporation for the year ended December 31, 1997 and the financial statements of Telco Communications, Inc. for the year ended December 31, 1996. On February 3, 1999, our appointment as principal accountant was terminated. We have read SmartSources.com's statements included under Item 4 of its Form 8-K (see attached) dated January 28, 1998 and we agree with such statements.

Yours very truly,


Frank Chovanetz